Exhibit 23.5

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the joint proxy statement/prospectus constituting a part of this Registration Statement (Form S-4 No. 333-251606) of our report dated October 9, 2019, relating to the consolidated financial statements of eSilicon Corporation. Our report contains an explanatory paragraph regarding eSilicon Corporation’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the joint proxy statement/prospectus.

/s/ BDO USA, LLP

San Jose, California

February 26, 2021